Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 19, 2026

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces Preliminary Fourth Quarter and Annual 2025 Financial Results

Funded over $370 billion in advances in 2025 and committed $116 million to affordable housing and community development for 2026

ATLANTA, February 19, 2026 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2025. All numbers reported below for 2025 are approximate until the Bank announces audited financial results in its Form 10-K, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about March 6, 2026.

Fourth Quarter 2025 Operating Results

•Net interest income for the fourth quarter of 2025 was $226 million, a decrease of $24 million, compared to net interest income of $250 million for the same period in 2024. This decrease was primarily due to lower interest rates which impacted income from interest-earning assets more than the expense from interest-bearing liabilities. This impact was partially offset by an increase in average advance and investment balances.

•Average advance balances were $99.7 billion for the fourth quarter of 2025, compared to $96.1 billion for the same period in 2024.

•Net income for the fourth quarter of 2025 was $163 million, a decrease of $13 million, compared to net income of $176 million for the same period in 2024. The decrease in net income was primarily due to the $24 million decrease in net interest income, offset by an increase in standby letters of credit fees and a decrease in voluntary housing and community investment expense.

•The net yield on interest-earnings assets for the fourth quarter of 2025 was 58 basis points, a decrease of nine basis points, compared to 67 basis points for the same period in 2024. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR), which averaged 3.99 percent for the fourth quarter of 2025, compared to 4.68 percent for the same period in 2024.

•The Bank’s annualized return on average equity (ROE) for the fourth quarter of 2025 was 7.39 percent, compared to 8.36 percent for the same period in 2024, the decrease was primarily due to a decrease in net income and an increase in average total capital outstanding during the fourth quarter of 2025 compared to the same period in 2024.

Annual 2025 Operating Results

•Net interest income for the year ended December 31, 2025 was $857 million, a decrease of $109 million, compared to net interest income of $966 million for the same period in 2024. This decrease was primarily due to lower interest rates, which impacted income from interest-earning assets more than the expense from interest-bearing liabilities. The impact was partially offset by an increase in average advance and investment balances.

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•Average advance balances increased to $100.7 billion for the year ended December 31, 2025, from $98.8 billion for the year ended December 31, 2024.

•Net income for the year ended December 31, 2025 was $602 million, a decrease of $95 million, compared to net income of $697 million for the same period in 2024. The decrease in net income was primarily due to the $109 million decrease in net interest income.

•The net yield on interest-earnings assets for the year ended December 31, 2025 was 55 basis points, a decrease of nine basis points, compared to 64 basis points for the same period in 2024. The year-to-date average daily SOFR as of December 31, 2025 was 4.24 percent compared to 5.15 percent for the same period in 2024.

•The Bank’s annualized ROE for 2025 was 6.90 percent, compared to 8.31 percent in 2024. The decrease was primarily due to a decrease in net income and an increase in average total capital outstanding during the year ended December 31, 2025, compared to the same period in 2024.

Financial Condition Highlights

•Total assets were $146.2 billion as of December 31, 2025, a decrease of $855 million from December 31, 2024.

•Advances outstanding were $95.0 billion as of December 31, 2025, an increase of $9.1 billion from December 31, 2024.

•Total capital was $8.6 billion as of December 31, 2025, an increase of $688 million from December 31, 2024. Retained earnings increased to $3.0 billion as of December 31, 2025, compared to $2.8 billion as of December 31, 2024.

•As of December 31, 2025, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

Reliable Source of Liquidity

•In 2025, the Bank originated $370 billion in advances, providing significant liquidity to its members to support lending and other activities in their communities. The Bank is committed to its mission of serving as a reliable source of liquidity and funding for its members while maintaining adequate capitalization.

Commitment to Affordable Housing and Community Development

•The Bank commits 10 percent of its income before assessments, as required by law, to support affordable housing and community development in its members’ communities. For 2024, the statutory Affordable Housing Program (AHP) assessment amounted to $77 million, which was available for funding in 2025. As of December 31, 2025, the Bank has accrued $67 million to its statutory AHP fund, which will be available to members and their communities in 2026 for eligible projects.

•In 2026, the Bank has voluntarily committed an additional 6.30 percent of its 2025 income before assessments and prior year’s voluntary contributions, equal to $45 million, to further support the affordable housing and community development needs of its communities. This will result in a total commitment by the Bank to support affordable housing and community development needs of $116 million in 2026, which includes the supplemental voluntary AHP contributions for 2025.

•During the year ended December 31, 2025, the Bank made $46 million in additional voluntary housing and community investment contributions. This included $20 million to the Workforce Housing Plus+ Program, $12 million to the Multifamily Housing Bridge Fund, $9 million to the AHP Homeownership Set-aside Program, and $5 million in supplemental AHP contributions.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.3 billion in AHP funds, assisting more than 189,000 households.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2025	2024
Advances	$94,978	$85,829
Investments	50,049	60,084
Mortgage loans held for portfolio, net	77	89
Total assets	146,236	147,091
Total consolidated obligations, net	133,641	135,851
Total capital stock	5,607	5,148
Retained earnings	2,994	2,785
Accumulated other comprehensive income	20	—
Total capital	8,621	7,933
Capital-to-assets ratio (GAAP)	5.90%	5.39%
Capital-to-assets ratio (Regulatory)	5.88%	5.39%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2025	2024	2025	2024
Net interest income	$226	$250	$857	$966
Standby letters of credit fees	8	4	23	17
Other income	1	2	5	6
Total noninterest expense (1)	54	61	216	215
Affordable Housing Program assessment	18	19	67	77
Net income	163	176	602	697
Return on average assets	0.41%	0.46%	0.38%	0.45%
Return on average equity	7.39%	8.36%	6.90%	8.31%

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(1) Total noninterest expense includes voluntary housing and community investment contributions of $9 million for the fourth quarter and $46 million for the year ended 2025, compared to $16 million and $49 million for the same periods in 2024, respectively.

Additional financial information concerning the Bank's results of operations for the most recently completed year ended December 31, 2025, will be available in the Bank's Form 10-K that the Bank expects to file with the SEC on or about March 6, 2026 and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $9.1 billion in Affordable Housing Program funds, assisting more than 1.2 million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayments, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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